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                                                                      EXHIBIT 99


                    [CHAMPION ENTERPRISES, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACTS:

Steven Benrubi             Colleen T. Bauman
Treasurer                  Investor Relations
(248) 340-9090             (248) 340-7731


                           CHAMPION ENTERPRISES, INC.
                               COMMENTS ON OUTLOOK


         AUBURN HILLS, MICH., SEPTEMBER 18, 2000--CHAMPION ENTERPRISES, INC. (NYSE: CHB), the nation's leading housing manufacturer, today announced that it expects a net loss in the range of $0.08 to $0.10 per diluted share for the third quarter ending September 30, 2000. Revenues are expected to be approximately $450 million for the three-month period. In the third quarter of 1999, the company had revenues of $631 million and a net loss of $0.12 per diluted share, which included an after-tax charge of $0.42 per diluted share related to the bankruptcy of the company's former largest independent retailer.

         Chairman, President, and Chief Executive Officer, Walter R. Young, commented, "Margins continue to be negatively impacted by low volume, with industry wholesale shipments down 24.8 percent year-to-date through July and retail homes sold off 14.2 percent for the first six months of the year. Industry-wide, retailers appear to be reducing inventories quickly, which helps get inventory levels back in balance faster but hurts short-term wholesale sales.

         Young continued, "In our ongoing efforts to keep capacity in line with demand, we expect further manufacturing facility closings and consolidations in the last half of 2000. In addition, 41 sales centers are expected to be closed. Adjustments to capacity will result in pretax restructuring charges approximating $7.3 million in the third quarter, consisting of $2.8 million for plant closing costs, $3.0 million for retail closing costs, and $1.5 million to consolidate development operations. Of the total restructuring charges, $4.5 million are noncash charges to record asset impairments. Also, included in the third quarter will be higher marketing costs and a $2.5 million gain from a casualty insurance settlement.


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CHB/2

         "Excluding these restructuring charges and the insurance gain, third quarter segment margins as a percent of related revenues are expected to be approximately 3.0 percent for manufacturing and 1.0 percent for retail, down from 5.3 percent and 6.6 percent, respectively, one year earlier. As a result of market conditions, higher marketing costs, and the seasonally slow winter months, this year's fourth quarter is not expected to compare favorably to the prior year or to this year's third quarter. Additional restructuring charges related to manufacturing and retail closings and consolidations are expected to be recorded in the fourth quarter, but to a lesser extent than those recorded in the third quarter," said Young.

         "Despite this challenging environment, we are pleased to be gaining consumer market share, improving our distribution network, and reducing field inventories," continued Young. "Champion's retail market share, including company stores and independent retailers, is now 19.8 percent, up from 18.5 percent a year ago. Our wholesale market share for the first six months of 2000 improved to 20.6 percent from 19.7 percent in 1999.

         "By closing under performing locations, we improve our ongoing profitability and reduce our working capital needs and floor plan borrowings. We are carefully monitoring inventory levels at our company-owned stores and independent retailers, and keeping tight controls on our cash flows," Young concluded.

         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced more than 1.5 million homes since the company was founded. Champion homes are sold through its company-owned retail stores and by over 1,000 locations that have joined the Alliance of Champions retail distribution network. Further information can be found using the company's website at championhomes.net.

         This news release contains certain statements, including earnings, revenues, and cash flow forecasts, assessments of current industry conditions, long-term prospects, initiatives to implement change, and marketing and expansion strategies, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K, and this discussion regarding risk factors is incorporated herein by reference.



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